NEWS

Exhibit 99

FOR IMMEDIATE RELEASE

Contact:                 Michael Trevino
                                (847) 402-5600

Allstate Elects New Director to Board

Northbrook, Ill., Sept. 11, 2006 —The Allstate Corporation today announced the election of Robert D. Beyer, chief executive officer and a director of The TCW Group, Inc., as a member of its board of directors.

Mr. Beyer, 46, has been employed with The TCW Group, Inc., an investment management firm, since 1995.  From 1991 to 1995, he was the co-chief executive officer of Crescent Capital Corporation, which was acquired by TCW in 1995.

Beyer also serves on the board of the Kroger Co. and Société Générale Asset Management, S.A., the parent company of TCW. He is the chair of the trustees Harvard-Westlake School, a member of The Board of Visitors at UCLA Anderson School of Management and a member of The Board of Councilors at the USC College of Letters, Arts and Sciences. He is a former commissioner of the Los Angeles City Employees’ Retirement System.

Now celebrating the 75th anniversary of the founding of Allstate Insurance Company, The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,100 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

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